Exhibit 3(i).3

		Filed in the office of	Document Number
Barbara K. Cegavske
({“Seal of	Secretary of State	/s/ Barbara K. Cegavske	20180026687-20
State of	202 North Carson Street		Filing Date and Time
Nevada”}	Carson City, Nevada 89701-4201
	(775) 684 5708	Barbara K. Cegavske	01/19/2018 8:00 AM
Website: www. nvsos.gov
		Secretary of State	Entity Number

		State of Nevada	E0486232014-3

Certificate of Amendment (Pursuant to NRS 78.380)

USE BLACK INK ONLY- DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporation

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:

Duo World, Inc.

2.	The articles have been amended as follows: (provide article numbers, if available)

Article 3 has been amended to read in its entirety as follows:

“Number of Shares with Par Value. The aggregate number of shares which this Corporation shall have authority to issue is 410,000,000 shares, including 400,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share.”

3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as ma be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 71%.

4.	Effective date of filing: (optional)	Date: 2/1/2018	Time: 10:00 a.m.
(must not be later than 90 days after certificate is filed)

5.	Signatures: (required)

X	/s/ Jennifer Samuel

Signature of Officer

1